FOR IMMEDIATE RELEASE                                     November 26, 2007

FROM:	Anaren, Inc. 6635 Kirkville Road E. Syracuse, NY 13057

CONTACT:	Lawrence A. Sala, President/CEO Joseph E. Porcello, Sr. VP of Finance (315) 362-0514

ANAREN ANNOUNCES NEW BOARD MEMBER

    Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) today announced that Patricia T. Civil, has been named to the Company’s Board of Directors. Ms. Civil is the former managing partner of Price Waterhouse Coopers’ Syracuse office where she was employed since 1973. Ms. Civil was certified as a public accountant in 1978 and served as engagement partner to both public and non-public companies in the services and manufacturing industries until her retirement in 2002. Ms. Civil is a graduate of the State University of New York at Albany, and currently serves on the boards of NBT Bancorp, Unity Mutual Life Insurance Company and Syracuse Research Corporation. Lawrence A. Sala, President and CEO said “Patricia’s extensive public accounting experience, coupled with her more recent Audit Committee experience in connection with her current board service, will further diversify and strengthen the Company’s Board of Directors.”

    As a new member to the Board, Ms. Civil will stand for re-election at the Company’s Annual Meeting of Shareholders on November 7, 2008.